UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2005

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On May 19, 2005 the Company distributed a press release that contained the following information:

KMG CHEMICALS ANNOUNCES THIRD QUARTER RESULTS WITH NET INCOME UP 61% ON 24% SALES INCREASE

HOUSTON, TX – May 19, 2005 – KMG Chemicals, Inc. (NASDAQ:KMGB), a global provider of specialty chemicals in carefully focused markets, today announced unaudited financial results for the third quarter and nine-month period ended April 30, 2005.

Third Quarter Financial Highlights – versus fiscal 2004 third quarter

•      Net sales increased 24% to $15.4 million.

•      Operating income was up 57% to $1.8 million.

•      Net income rose 61% to $1.0 million or $0.13 per diluted share.

Nine-month Financial Highlights – versus the first nine months of 2004

•      Net sales grew 41% to $41.4 million.

•      Operating income increased 160% to $3.9 million.

•      Net income was up 161% to $2.2 million or $0.27 per diluted share.

Due to the seasonality of sales, particularly the Company’s agricultural and animal health products, revenue and earnings are typically skewed to the second half of the fiscal year.  As of April 30, 2005, KMG had cash of $6.9 million, total assets of $50.4 million, long-term debt of $10.0 million, and no borrowings outstanding under its $5.0 million credit facility.

David Hatcher, KMG’s Chairman and CEO, stated, “We are very pleased with the results for the third quarter, which marked the highest quarterly sales level in the Company’s history, as well as our fifth consecutive quarter of comparable period earnings growth.  We have achieved higher sales across our entire product portfolio thus far this year.  Demand by the railroads for crossties treated with creosote has been particularly strong, a trend we see continuing through the fourth quarter of fiscal 2005.”

Mr. Hatcher continued, “We are proud to note that these financial results were realized despite record high raw material costs. This performance was the result of our successful acquisition program and the efforts of our management team.”

Mr. Hatcher also stated, “On April 21st, we completed a $6.0 million private equity placement that strengthened our balance sheet and broadened our institutional shareholder base.  The capital infusion enables us to continue to execute our growth-through-acquisitions strategy.  We continue to work our pipeline of acquisition opportunities and are hopeful we will complete another transaction in the near term.  We look forward to updating you on our progress.”

KMG Chemicals, Inc.

Selected Financial Data
(UNAUDITED, and in thousands, except share data)

	Three Months Ended April 30		Nine Months Ended April 30
	2005	2004	2005	2004
Net sales	$15,354	$12,424	$41,425	$29,333
Gross profit	4,683	3,696	13,094	8,671
Pre-tax income	1,688	1,050	3,487	1,338
Net income	1,046	651	2,162	829
Earnings per diluted share	$0.13	$0.08	$0.27	$0.11
Weighted average diluted shares outstanding	8,296,067	7,704,343	7,907,389	7,640,924
Working capital	15,270	8,685	15,270	8,685
Total assets	50,352	38,453	50,352	38,453
Long-term debt	10,047	8,912	10,047	8,912
Shareholders’ equity	31,983	23,646	31,983	23,646

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG-Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: May 20, 2005
John V. Sobchak,
Chief Financial Officer